Exhibit 10.9

March 30, 2004

Mr. Michael N. Garin
49 Moore Road
Bronxville, New York 10708

Dear Michael:

We are pleased to confirm to you our offer of employment by CME Development Corporation  (the “Company”).  The purpose of this letter agreement (this “Agreement”) is to set forth our understanding of the terms of your employment.

1.
Your employment with the Company will be for a term commencing February 2, 2004, and ending January 31, 2008 (subject to earlier termination in accordance with paragraph 7 hereof), unless extended by a written agreement signed by you and the Company.

2.
Your duties will be performed in the United States of America and in the United Kingdom. Your annual base salary for your duties performed in the United States of America will be $485,000 and your annual base salary for your duties performed in the United Kingdom will be $140,000, payable in accordance with the Company’s payroll practices. Although your duties hereunder will be performed in the United States and in the United Kingdom, you maintain your principal residence in Westchester County, New York. If the performance of your duties results in the taxation of your income and/or withholdings from your income (e.g., withholdings to fund governmental health programs) which are in excess of the taxation and withholdings that would apply if all of your income were received by you in New York then, after taking account of any tax credits resulting from tax treaties or otherwise, the Company will pay you a tax-equalization amount so that, on an after-tax basis, your total combined income hereunder is no less than would have been the case had all of your compensation hereunder been received in New York. In addition, Company will reimburse you for costs you incur for multiple tax returns and tax advice, not to exceed US$15,000 in any year.

3.
The Compensation Committee of the Board of Directors of the Company’s ultimate sole shareholder, the Central European Media Enterprises Limited (“CME Ltd”)  (the “Board”) will review your base salary at least annually, and the Board may, in its discretion, increase, but not decrease, your base salary.

4.
You will be employed as the Chief Executive Officer of the Company, reporting solely to the Board.  All employees of the Company will report directly to you or your designees.  During the term of your employment, you will also be a director of CME Ltd.  Your duties shall include serving as an officer and otherwise performing services for the Company or for any parent company of the Company, for any holding company of the Company and any subsidiaries of the Company or of any such holding company, any associated company of any of them and any joint venture in which any of the foregoing are a partner, member or shareholder (each of the foregoing, other than the Company, an “Affiliate”) as requested by the Board.  All such services requested of you will be consistent with your senior status as the Company’s Chief Executive Officer.  You acknowledge that you shall be required to travel regularly to and work at the Company’s and any Affiliate’s offices and facilities in central and eastern Europe and/or from time to time, such other locations in Europe as appropriate to the performance of your services on behalf of the Company and the Affiliates, or as requested by the Board.  You agree to serve the Company faithfully and to the best of your ability and to devote your full business time, energy, experience and talents to the business of the Company and the Affiliates; provided, however, that you shall be permitted to manage your personal investments and to engage in or serve such civic, community, charitable, educational, or religious organizations as you may reasonably select as long as such service does not interfere with the performance of your duties under this Agreement.  The Company recognizes that you currently serve as a director of Canal Plus Nordic, Cablecom, AMC Theatres and American Media and serve as an advisor to MortgageIT and that you may be invited to serve on MortgageIT’s board of directors.  You agree, if so requested by the Company, to limit your service and engagements as described in the immediately preceding sentence to the extent necessary to comply with any corporate governance recommendations of the U.S. Securities and Exchange Commission or the National Association of Securities Dealers, and, as so limited, you may continue such services and engagements as long as such services and engagements do not interfere with the performance of your duties under this Agreement or violate the restrictive covenants described in paragraph 6 hereof.

5.
While you are employed by the Company, you will be eligible to receive an annual incentive bonus in any amount not exceeding your combined annual base salary payable for your duties performed in the United States of America and in the United Kingdom, as described in this paragraph 4.  One-half of any such bonus will be based upon achievement of reasonable quantitative performance criteria established by the Board and one-half of any such bonus shall be based upon subjective criteria established by the Board.

6.
While you are employed by the Company, you will be eligible to participate in the employee benefit plans and programs made available from time to time for the Company’s other senior executive officers (provided, however, the Company shall continue to provide you with medical and travel insurance benefits in the event the Company ceases to provide medical and travel insurance benefits to other employees).  Without limiting the foregoing, while you are employed by the Company, (a) you will be eligible to receive options to purchase Class A Common Shares of the Company as described in Annex A hereto, (b) the Company will provide you with an assistant selected by you, and (c) the Company will pay or reimburse all reasonable travel expenses you incur in providing services for the Company, in accordance with the Company’s policies, provided, however, that in no event will your use of business class travel be deemed to violate such policies.

7.
You acknowledge and agree that the individualized services and capabilities that you will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.  Therefore, you will comply with and be bound by the restrictive covenants set forth in Annex B attached to, and made a part of, this Agreement, and you acknowledge and agree that the restrictions in this Agreement (and the duration, extent and application thereof) are no greater than is necessary to protect the goodwill and trade connection of the Business (as defined in Annex B) and are reasonable to protect the Company’s rights under this Agreement and to safeguard the Company’s and the Affiliates’ Confidential Information (as defined in Annex B).  You and the Company agree that the obligations and restrictions with respect to non-competition, confidentiality, Company property, nondisparagement and non-solicitation, as set forth in Annex B, will continue to apply to you following the termination of your relationship regardless of the manner in which your relationship with the Company is terminated, whether voluntarily, due to Termination for Cause (as defined herein), not due to Termination for Cause or otherwise.  You represent that your economic means and circumstances are such that the provisions of this Agreement, including the noncompetition, nonsolicitation, confidentiality and Company property provisions, will not prevent you from providing for yourself and your family on a basis satisfactory to you and them.  You acknowledge and agree that your covenants and obligations with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and the Affiliates irreparable injury for which adequate remedies are not available at law.  You therefore agree that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in this Agreement.  These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.  You agree that each of the paragraphs and sub-paragraphs of Annex B constitutes an entirely separate, severable and independent covenant and restriction on you.   If the arbitrator appointed under paragraph 9 hereof or a court determines that, but for the provisions of this paragraph, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable.  All other terms of this Agreement will remain in full force and effect.  If you raise any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the provisions relating to noncompetition, nonsolicitation, confidentiality and Company property, you specifically agree that you will comply fully with this Agreement unless and until the entry of an arbitral decision to the contrary.

8.
You may terminate your employment hereunder upon at least ninety days' prior written notice to the Company, and you will not be entitled to any additional compensation, severance, termination pay, salary continuation or similar compensation or benefits upon or after such termination of employment.  If the Company terminates your employment, other than due to Termination for Cause, and not because of your death or disability (as determined in the good faith judgment of the Board) and not due to expiration of the employment term set forth in paragraph 1 hereof (or if you terminate your employment other than pursuant to the immediately preceding sentence because of alleged breaches by the Company of this Agreement), you will have those rights to which you are entitled as a matter of law in respect of your loss of compensation, stock options and other contractual entitlements hereunder, and (a) you will not otherwise be entitled to any additional compensation, severance, termination pay, salary continuation or similar compensation or benefits upon or after termination of your employment with the Company, and (b) in connection with such termination of employment the Company will not assert that you have any duty to mitigate damages, provided, however, that if you are engaged to render full-time services following such termination of employment with the Company, amounts you earn from such full-time employment during the period you otherwise would have been on the Company's payroll hereunder shall offset any financial obligation of the Company to you, and you agree to notify the Company in writing of your acceptance of any such other employment within five (5) days after accepting such other employment.  For purposes of this Agreement, “Termination for Cause” means a determination by a majority of the Board to terminate your employment due to your (i) conviction of a felony or entering of a plea of nolo contendere with respect to a charged felony, (ii) gross negligence, recklessness, dishonesty, fraud, willful malfeasance or willful misconduct in the performance of the services contemplated by this Agreement, (iii) willful misrepresentation to shareholders or directors of the Company which is injurious to the Company; (iv) willful failure without reasonable justification to comply with a reasonable written order of the Board; or (v) willful and material breach of your duties or obligations under this Agreement.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless (A) the Company shall have delivered a written notice to you, stating that it intends to terminate your employment due to Termination for Cause not less than seven days following the giving of such notice, and specifying the factual basis for such termination, and (B) the event or events that form the basis for such notice, if capable of being cured, shall not have been cured within 30 days of receipt of such notice.

9.
For one year following termination of your employment with the Company other than due to Termination for Cause, the Company will engage you as a consultant, and you agree to consult and cooperate with, and assist the Company in any legal or business matter relating to the Company or the Affiliates, as requested by the Company, upon reasonable advance notice by the Company; provided that you shall not be required to devote more than twenty hours per month to providing such services and such services need not be provided to the Company on an exclusive basis, as long as you comply with the restrictive covenants described in paragraph 6 hereof.  In consideration for your provision of such services during such one-year period, the Company will pay you an aggregate fee of $250,000, payable in equal monthly installments in arrears.

10.
You and the Company agree that any dispute, claim or controversy between you and the Company or an Affiliate or any of their respective officers, directors, employees or shareholders (who are hereby expressly made third-party beneficiaries of this Agreement for this purpose) arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof, or otherwise arising from your employment or the termination of your employment, will be referred to and finally resolved by binding and non-appealable arbitration, before a single arbitrator under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, which Rules are deemed to be incorporated by reference into this Agreement.  The place of arbitration shall be New York City.  To the extent practicable, any such arbitration shall be consolidated with any other arbitration proceeding between you and any Affiliate.

11.
You and the Company agree that neither you nor the Company will be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in your case, from the Company’s officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof.  Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

12.
The Company will indemnify and hold you harmless from and against any claim, loss or cause of action arising from or out of your performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which you serve at the request of the Company to the maximum extent permitted by applicable law and the Company’s Memorandum of Association and Bye-Laws.  If any claim is asserted against you with respect to which you reasonably believe in good faith you are entitled to indemnification, the Company will either defend you or, at its option, pay your reasonable legal expenses (or cause such expenses to be paid) as they become payable by you, provided that you will reimburse the Company for any such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Company’s payment or reimbursement of such amounts violates any law binding on the Company.

13.
All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

If to you, to you at:

Michael N. Garin
49 Moore Road
Bronxville, New York 10708
Facsimile number:  (212) 509-1268

With a copy to:

Franklin, Weinrib, Rudell & Vassallo, P.C.
488 Madison Avenue
New York, New York 10022
Facsimile number:  (212) 308-0642
Attention:  Michael I. Rudell, Esq.

If to the Company, to the Company at

8th Floor, Aldwych House
71-91 Aldwych
London WC2B 4HN
United Kingdom
Facsimile number:  44-207-430-5403
Attention:  Andrea Kozma, Esq.

With a copy to:

the Chairman of the Compensation Committee
of the Board of Directors of Central European Media Enterprises Ltd767 Fifth Avenue
Suite 4200
New York, NY 10153
Facsimile number:  (212) 572-4067

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party.  Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery, (ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

14.
This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, supersedes any prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by you and the Company.  The validity, interpretation, construction and performance of this Agreement, and all disputes arising under or in connection with this Agreement, shall be governed by the laws of the State of New York (to the exclusion of its conflict of law rules).  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

If you agree with the terms outlined in this Agreement, please acknowledge the same by signing this Agreement and the enclosed duplicate original hereof and returning such signed duplicate original copy in the envelope provided.

Sincerely,

CME Development Corporation

By:	/s/ Ronald S. Lauder
Name: Ronald S. Lauder
Title: Director

Accepted and Agreed to as of this 2nd day of February 2004:

/s/ Michael Garin
MICHAEL GARIN

Annex A

Stock Options

You have been granted, effective February 2, 2004, a non-qualified stock option to purchase 160,000 Class A Common Shares of CME Ltd under  CME Ltd’s 1995 Stock Option Plan (the “Option Plan”).  Such option will become exercisable for 25% of the total number of shares subject to such option on each of the following dates:  January 31, 2005, 2006, 2007 and 2008, as long as you have been continuously employed by the Company through each such respective date, except  to the extent that you may become entitled to an accelerated right to exercise the option pursuant to the terms of the Option Plan;  or except as otherwise provided in the Option Plan with regard to death, disability or retirement at or after age 65; provided, however, that if the Company terminates your employment, other than due to Termination for Cause, such option shall become exercisable in full and may be exercised in accordance with the Option Plan.  The exercise price of such option shall be the fair market value of the Class A Common Shares on February 2, 2004 as determined in accordance with the Option Plan.  The terms and conditions of such option shall be governed by the Option Plan and the applicable option agreement (which shall be consistent with the Option Plan and the terms hereof).

Annex B

Restrictive Covenants

1	Definitions

the Business
the business of investing in, developing and operating national and regional commercial television stations and networks in Central and Eastern Europe or any part of it carried on by the Company or any Affiliate at any time, or, with respect to matters following the Termination Date, any such business in respect of which Executive had been concerned or involved to any material extent at any time during the twelve (12) month period immediately prior to the Termination Date.

Executive	Michael Garin

Material Interest	(a) the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)   the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures except for the ownership for investment purposes only of not more than 1% of the issued ordinary shares of a company whose shares are listed on any recognized investment exchange; or

(c) the direct or indirect provision of any financial assistance.

Senior Executive	a person with whom Executive had dealings in the course of his employment or services and who is or was:

(a) engaged or employed as an employee, director or consultant of the Company or any Affiliate;

(b) engaged or employed in a capacity in which he obtained Confidential Information; and

(c) with respect to matters following the Termination Date, engaged or employed at the Termination Date or at any time during the twelve (12) month period immediately prior to the Termination Date.

Termination Date
the date on which Executive’s employment with the Company terminates, howsoever occurring, or, if later, the later of:  (a) the date on which the one-year term of Executive’s consulting, cooperation and assistance services pursuant to paragraph 8 of this Agreement terminates, and (b) the expiration of any period during or with respect to which Executive received compensation or other payments from the Company in respect of his loss of compensation, stock options and other contractual entitlements under this Agreement in connection with any termination of his employment by the Company.

2
Executive covenants with the Company that he shall not (other than on behalf of the Company) without the prior written consent of the Board (such consent to be withheld only insofar as it may be reasonably necessary to protect the legitimate interests of the Company and any Affiliates) directly or indirectly:

2.1
during the term of Executive’s employment by, or other services to, the Company, and for twelve (12) months following the Termination Date hold a Material Interest in a business the same as or in competition with the Business anywhere in the Czech Republic; Romania; Ukraine; Bulgaria; Slovakia; Slovenia; Russia; Poland; Latvia; Croatia; Yugoslavia or any other country or territory in which the Company of any Affiliate has any business interests.

2.2	during the term of Executive’s employment by, or other services to, the Company, and for 12 months following the Termination Date:

2.2.1
in relation to a business the same as or in competition with the Business perform any services or supply goods to any person, firm or company who was a client or customer of the Company or any Affiliate at any time, or, with respect to matters following the Termination Date, at the Termination Date or during the twelve (12) month period immediately prior to the Termination Date, and with whom during that period Executive had contact or dealings or was aware of in the course of his employment or services;

2.2.2
in relation to a business the same as or in competition with the Business, canvass, solicit or approach, or cause to be canvassed, solicited or approached, for the purpose of obtaining business, orders or custom any person, firm or company who was a client or customer of the Company or any Affiliate at any time, or, with respect to matters following the Termination Date, at the Termination Date or during the twelve (12) month period immediately prior to the Termination Date and with whom during that period Executive had contact or dealings or was aware of in the course of his employment or services; or

2.2.3
in relation to a business the same as or in competition with the Business, offer employment to or employ or offer or conclude any contract for services with any Senior Executive or procure or facilitate the making of such an offer by any person, firm or company;

2.3	at any time solicit, entice or prepare or endeavor to solicit, entice or procure:

2.3.1	an employee of the Company or any Affiliate to breach his contract of employment; or

2.3.2	a person to breach his contract for services with the Company or any Affiliate;

2.4	at any time:

2.4.1	falsely represent himself as being connected with or interested in the Company or any Affiliate or in the Business; or

2.4.2
do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to the Company or any Affiliate any rights of purchase, sale, import, distribution or agency then enjoyed by it.

3
Without the prior written consent of the Company, Executive shall not disclose at any time during his term of employment or services with the Company or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive’s responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive’s breach of the provisions of this paragraph).  “Confidential Information” is any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs of Ronald S. Lauder (“Lauder”) or his family and how any of them conducts its or his business or affairs.  “Confidential Information” includes not only information disclosed by the Company or an Affiliate to Executive, but information developed, created or learned by Executive during the course of or as a result of Executive’s employment with the Company.  “Confidential Information” specifically includes information and documents concerning the Company’s and Affiliates’ methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company’s or an Affiliate’s terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including perspective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, Affiliates or any of its clients or potential clients or their business; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; or any other financial, commercial, business or technical information relating to the Company, an Affiliate, Lauder or his family or information designated as confidential or proprietary that the Company, an Affiliate or Lauder may receive belonging to others who do business with any of them.  Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, provided that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall immediately (and at the latest within two business days) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company’s and the Affiliates’ interest in maintaining the confidentiality of any Confidential Information.

4
Each of the parties to this Agreement agrees not to make disparaging or derogatory comments about the other party, members of the Board or Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

5	Promptly (and at the latest within ten business days) following Executive’s termination of services, Executive shall:

5.1
return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company’s Confidential Information, and any other property or Confidential Information of the Company or Affiliates, including all copies thereof in Executive’s possession, custody or control, and

5.2	delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or Affiliate